UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2020

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Milam Street

Suite 1900

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 375-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.003 par value	LNG	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On July 14, 2020, Cheniere Energy, Inc. (“Cheniere”) repurchased approximately $844 million in aggregate principal amount of its outstanding 4.875% Convertible Senior Notes due 2021 (the “2021 Notes”) at individually negotiated prices from a small number of investors. In addition, on July 14, 2020, Cheniere CCH HoldCo II, LLC, a wholly-owned subsidiary of Cheniere, converted 100% of its outstanding 11.0% Convertible Senior Secured Notes due 2025 (the “2025 Notes”) into cash at a price per $1,000 principal amount of notes equal to $1,080. Upon conversion of the 2025 Notes into cash, the note purchase agreement governing the 2025 Notes was terminated.

The repurchase of the 2021 Notes and the conversion into cash of the 2025 Notes was funded with proceeds from Cheniere’s delayed-draw term loan credit facility (the “Term Loan Credit Facility”). Following the closing of the Term Loan Credit Facility in June 2020, commitments thereunder were subsequently increased from $2.62 billion to $2.695 billion. Pro forma for the repurchase of the 2021 Notes and the conversion into cash of the 2025 Notes, remaining commitments under the Term Loan Credit Facility are approximately $372 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: July 15, 2020	By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Executive Vice President and Chief Financial Officer